                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 3)*


                         Exstar Financial Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 302229-10-9
-------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 7 pages

--------------------------------------------------------------------------------

Cusip No. 302229 10 9                 13G                      Page 2 of 7 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

      Peter J. O'Shaughnessy
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

                               3,027,925
                       ---------------------------------------------------------
   NUMBER OF           6.  SHARED VOTING POWER
    SHARES
  BENEFICIALLY                 -0-
   OWNED BY            ---------------------------------------------------------
     EACH              7.  SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                     3,027,925
     WITH              ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER

                               -0-
                       ---------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,027,925
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    60.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 7 pages

--------------------------------------------------------------------------------

Cusip No. 302229-10-9                 13G                      Page 3 of 7 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

      TCO Insurance Services, Inc.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

                               -0-
                       ---------------------------------------------------------
   NUMBER OF           6.  SHARED VOTING POWER
    SHARES
  BENEFICIALLY                 -0-
   OWNED BY            ---------------------------------------------------------
     EACH              7.  SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                     -0-
     WITH              ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER

                               -0-
                       ---------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               -0-
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               -0-
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 7 pages

ITEM 1.(a)  NAME OF ISSUER:

            Exstar Financial Corporation

ITEM 1.(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            P.O. Box 678
            2029 Village Lane
            Solvang, CA 93464

ITEM 2.(a)  NAME OF PERSON FILING:

            Peter J. O'Shaughnessy and TCO Insurance Services, Inc.

ITEM 2.(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            P.O. Box 678
            2029 Village Lane
            Solvang, CA 93464

ITEM 2.(c)  CITIZENSHIP:

            United States

ITEM 2.(d)  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.01 per share

ITEM 2.(e)  CUSIP NUMBER

            302229-10-9

ITEM 3.     TYPE OF PERSON:

            Not Applicable

ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned:

            3,027,925

        (b) Percent of Class:

            60.6%

        (c) Number of shares as to which person has:

            (i)   sole power to vote or to direct the vote: 3,027,925 shares

            (ii)  shared power to vote or to direct the vote: -0-

            (iii) sole power to dispose or to direct the disposition of:
                  3,027,925 shares

            (iv)  shared power to dispose or to direct the disposition of: -0-



----------------------
Includes 2,819,625 shares owned by Peter J. O'Shaughnessy, 174,800 shares owned by the Peter J. O'Shaughnessy IRA Rollover Account and 33,500 incentive stock options which are currently excercisable. The 536,000 shares previously owned by TCO Insurance Services, Inc. were sold to Exstar Financial Corporation as of April 1, 1997. This Schedule 13G is filed on behalf of the persons named in
Item 2(a) hereof because such persons may be deemed to be a group. Notwithstanding any such characterization, each such person disclaims beneficial ownership of the Securities owned by all other persons named in this
Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

         Not Applicable

                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998



                                       /s/ Steven C. Shinn
                                           ------------------------------------
                                           Peter J. O'Shaughnessy
                                           By Steven C. Shinn, Attorney-in-fact


                                           TCO Insurance Services, Inc.

                                       By: /s/ Steven C. Shinn
                                           ------------------------------------
                                           President